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                            STOCK PURCHASE AGREEMENT


         This Agreement is made and entered into as of November 15, 2003, among STEEL PARTNERS II, L.P., a Delaware limited partnership ("SELLER"), SAC HOLDING CO., a Pennsylvania corporation ("BUYER"), and Snyder Associated Companies, Inc., a Pennsylvania corporation ("SNYDER").

                                    PREAMBLE

         Seller is the owner of 537,771 shares (the "SHARES") of common stock, par value $0.001 per share of Sylvan Inc., a Nevada corporation ("SYLVAN"), which Shares are held in the names and accounts set forth on Annex A hereto. Seller desires to sell the Shares of Common Stock to Buyer, and Buyer is willing to purchase the Shares from Seller, at the price and on the terms and conditions set forth herein. Therefore, with the intent to be legally bound, the parties agree as follows:

                                    AGREEMENT

         1. Purchase and Sale of Shares. Seller does hereby sell, assign, transfer, and convey to Buyer, and Buyer does hereby purchase from Seller, all of Seller's rights, title and interest in and to the Shares, free and clear of all liens and encumbrances, against payment of the Purchase Price (as defined in Section 2 below).

         2. Purchase Price. In consideration of the sale of the Shares to Buyer as contemplated by Section 1 above, Buyer hereby agrees to pay to Seller, by wire transfer of immediately available funds, the aggregate sum of Six Million, Five Hundred Eighty-Seven Thousand, Six Hundred Ninety-Four Dollars and Seventy-Five Cents ($6,587,694.75) (the "PURCHASE PRICE"), representing a purchase price of $12.25 per Share, which Purchase Price shall be paid concurrently with the execution and delivery of this Agreement.

         3. Closing. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall be deemed to have taken place simultaneously with the execution and delivery of this Agreement and the payment of the Purchase Price and the Seller Reimbursement (as defined herein), and shall be deemed to have taken place at the offices of Cohen & Grigsby, P.C., 11 Stanwix Street, 15th Floor, Pittsburgh, Pennsylvania 15222; provided, however, that the Closing shall not be deemed to have occurred (and neither party shall have any obligation under this Agreement) unless substantially contemporaneously with the execution and delivery of this Agreement, Buyer and Sylvan enter into an Agreement and Plan of Merger (the "MERGER AGREEMENT") pursuant to which one of Buyer's subsidiaries is to be merged with and into Sylvan in a cash-out merger (the "MERGER") in which Sylvan's stockholders would be entitled to receive no less than $12.25 per share of Common Stock. This Agreement shall terminate and be of no further effect if Merger Agreement is not signed by all parties thereto by Tuesday, November 18, 2003 at 9:00 a.m.


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         4. Delivery of Certificates. Concurrently with the execution of this
Agreement, Seller shall deliver to Buyer (or Buyer's agent) (i) a letter of instruction (the "INSTRUCTION LETTER") addressed to Seller's brokerage firm instructing such brokerage firm to cause the electronic delivery of the Shares held in street name and purchased from Seller pursuant hereto through the Depository Trust Company ("DTC") to a DTC account designated in writing by Buyer and (ii) with respect to Shares held of record and beneficially, a certificate or certificates representing such Shares duly endorsed for transfer or accompanied by appropriate stock powers duly executed. Notwithstanding the foregoing, the parties acknowledge and agree that Seller shall, and shall be entitled to, cause its counsel, Olshan Grundman Frome Rosenzweig & Wolosky LLP (the "ESCROW AGENT") to hold the Instruction Letter in escrow until such time as Buyer has received confirmation that the Purchase Price and the Seller Reimbursement have been remitted in full in accordance herewith, whereupon the Seller shall cause the Escrow Agent to promptly release the Instruction Letter to Buyer.

         5. Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer as follows:

                   (a) Seller is a limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby do not result in a violation of Seller's limited partnership agreement.

                   (b) The execution, delivery and performance of this Agreement by Seller have been duly and effectively authorized by all necessary corporate actions of Seller. This Agreement has been duly executed by Seller and constitutes a valid, legally binding and enforceable obligation of Seller, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies.

                   (c) Seller is the sole legal and beneficial owner of the Shares and has good title to the Shares. There exist no liens, claims, pledges, options, proxies, voting agreements, charges or encumbrances of any kind affecting the Shares. Seller has the sole and absolute right and power to sell, assign and transfer the Shares as provided in this Agreement. Upon the Closing, good and indefeasible title to the Shares will be vested in Buyer, free of any lien, pledge, claim, restriction or other encumbrance. With the exception of one
(1) share of Common Stock of Sylvan owned by the Seller, the Shares are the only shares of capital stock of Sylvan owned beneficially or of record as of the date hereof by Seller or any of it affiliates (excluding Sylvan), and neither Seller nor any of its affiliates (excluding Sylvan) has any option to purchase or right to subscribe for or otherwise acquire any securities of Sylvan and has no other interest in or voting rights with respect to any other securities of Sylvan.

                   (d) There are no actions, suits, proceedings or claims pending or, to the knowledge of Seller, threatened with respect to or in any manner affecting the ownership by Seller of the Shares or the sale of the Shares by Seller to Buyer.

                   (e) Seller hereby represents, warrants and acknowledges that it has had access to all material information relating to the business and operations of Sylvan, Seller has consulted with legal counsel and accounting and financial advisors to the extent it has deemed necessary and appropriate in connection with the transactions contemplated by this Agreement, and Seller has had the opportunity to ask questions of, and receive answers from, Sylvan and its officers concerning the business and finances of Sylvan sufficient and necessary to establish its opinion concerning the value of the Shares and otherwise to make an informed decision regarding the transactions contemplated by this Agreement.

         6. Representations and Warranties of Buyer. Buyer represents and warrants to Seller that:

                   (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

                   (b) The execution, delivery and performance of this Agreement by Buyer have been duly and effectively authorized by all necessary corporate actions of Buyer. This Agreement has been duly executed by Buyer and constitutes a valid, legally binding and enforceable obligation of Buyer, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies.

                   (c) The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby do not result in a violation of Buyer's Articles of Incorporation or bylaws.

                   (d) Buyer acknowledges that Seller may be deemed an "affiliate" of Sylvan under the Securities Act of 1933, as amended (the "Securities Act"), and that the resale of the Shares by Buyer may be subject to the limitations of the Securities Act and the rules and regulations promulgated thereunder. Buyer is acquiring the Shares for its own account as principal, not as a nominee or agent, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof in whole or in part and no other person or entity has a direct or indirect beneficial interest in the Shares.

         7. Indemnification.

                   (a) Seller shall indemnify, defend and hold harmless Buyer from and against any and all damages, claims, losses, expenses, costs, obligations and liabilities (including, without limitation, reasonable attorneys' fees and expenses and court costs) suffered by Buyer and resulting from or arising in connection with any false or incorrect representation or warranty made by Seller herein, or the breach by Seller of any of its covenants and agreements hereunder.

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                   (b) Buyer shall indemnify, defend and hold harmless Seller from and against any and all damages, claims, losses, expenses, costs, obligations and liabilities (including, without limitation, reasonable attorneys' fees and expenses and court costs) suffered by Seller and resulting from or arising in connection with any false or incorrect representation or warranty made by Buyer herein, or the breach by Buyer of any of its covenants and agreements hereunder.

                   (c) The obligations of Seller and Buyer under this Section 7 shall survive any termination of this Agreement.

         8. Survival of Representations and Warranties. All representations, warranties, agreements, covenants and obligations made or undertaken by Seller, Buyer or Snyder, as the case may be, in this Agreement or in any document or instrument executed and delivered pursuant hereto, are material, have been relied upon by the parties hereto, shall survive the Closing hereunder, and shall not merge in the performance of any obligation by either party hereto.

         9. Expenses. All expenses incurred by the parties hereto in connection with or related to the authorization, preparation and execution of this Agreement and the Closing of the transactions contemplated hereby, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants employed by such party, shall be borne solely and entirely by the party which has incurred the same; provided, however, that (a) Seller shall be responsible for (and shall hold Buyer harmless against) any documentary or stamp tax associated with the transfer of the Shares (or the certificates representing the Shares) to Buyer, whether or not such taxes are actually incurred by Seller or by Buyer, and (b) Snyder shall reimburse Seller's legal fees and expenses in connection with this Agreement and related matters in the amount of Sixty Thousand Dollars ($60,000) (the "SELLER REIMBURSEMENT") in accordance with the procedures set forth in Section 3 herein.

         10. Recoupment Right. In the event that Buyer subsequently agrees to increase the merger consideration payable in connection with the Merger such that Sylvan stockholders are entitled to receive in excess of $12.25 per share of Common Stock (the amount of any such excess per share being referred to herein as the "OVERAGE"), and such Merger is actually consummated, then Buyer shall, within three business days following such consummation, pay to Seller an amount equal to the product obtained by multiplying (i) the Overage, by (ii) 537,771.

         11. Miscellaneous.

                   (a) This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, whether oral or written, among the parties hereto with respect to the subject matter hereof. This Agreement may be amended only by an instrument in writing signed by each of the parties to this Agreement.

                   (b) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

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                   (c) Section and paragraph headings contained in this
Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

                   (d) This Agreement may be executed in any number of counterparts, each of which shall, when executed, be deemed to be an original and all of which shall be deemed to be one and the same instrument.

                   (e) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to any conflict of laws rules.

                   (f) All notices and other communications under this Agreement shall be made by certified mail, return receipt requested, to the party entitled to receive the same at the addresses indicated below or at such other address as shall be specified by written notice in accordance herewith:

If to Buyer or Snyder:                    With a copy to:

SAC Holding Co.                           Cohen & Grigsby, P.C.
c/o Snyder Associated Companies, Inc.     11 Stanwix Street, 15th Floor
1 Glade Park East                         Pittsburgh, Pennsylvania  15222
P.O. Box 1022                             Attn:  Charles C. Cohen, Esq.
Kittaning, PA 16201
Attn: President

If to Seller:                             With a copy to:

Steel Partners II, L.P.                   Olshan Grundman Frome Rosenzweig & Wolosky LLP
                                          505 Park Avenue
590 Madison Avenue, 32nd Floor            New York, New York 10022
New York, NY 10022                        Attn: Steven Wolosky, Esq.
Attn:  Warren G. Lichtenstein

                   (g) Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach or provision of this Agreement.

                   (h) Each of the parties hereto shall, without further consideration, execute and deliver to any other party hereto such instruments of transfer and shall perform such other actions as such party may reasonably request to carry out the transactions contemplated hereby.


                            [SIGNATURE PAGE FOLLOWS]


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                   SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT


                                     SELLER

                                     STEEL PARTNERS II, L.P.

                                     By: Steel Partners, L.L.C., General Partner

                                     By: /s/ Warren G. Lichtenstein
                                         ---------------------------------
                                         Warren G. Lichtenstein
                                         Chief Executive Officer



                                     BUYER

                                     SAC HOLDING CO.


                                     By: /s/ Mark A. Snyder
                                         ---------------------------------
                                         Name:  Mark A. Snyder
                                         Title:    Secretary



                                     SNYDER

                                     SNYDER ASSOCIATED COMPANIES, INC.

                                     By: /s/ Mark A. Snyder
                                         ---------------------------------
                                         Name:  Mark A. Snyder
                                         Title:    Secretary



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Annex A



o 1,000 of the Shares are represented by certificate or certificates in the name of Steel Partners II, L.P.

o The remaining 536,771 of the Shares are held in street name in a DTC account maintained by ABN AMRO for the benefit of Steel Partners II, L.P.